EXHIBIT 99.1

NEWS
FOR IMMEDIATE RELEASE

Contact: Paul Caminiti/Carrie Bloom/Jonathan Doorley
Sard Verbinnen & Co 212/687-8080

LADENBURG THALMANN COMPLETES ACQUISITION OF
PUNK, ZIEGEL & COMPANY

MIAMI, FL, May 5, 2008 – Ladenburg Thalmann Financial Services Inc. (AMEX: LTS) today announced that following approval by the Financial Industry Regulatory Authority (“FINRA”), it has completed its previously announced acquisition of Punk, Ziegel & Company, L.P. (“Punk Ziegel”), a leading specialty investment bank based in New York City. Terms of the transaction were not disclosed.

Punk Ziegel has been merged into Ladenburg Thalmann & Co. Inc., one of Ladenburg’s principal operating subsidiaries. As previously announced, William J. Punk, Jr., has become a Managing Director of Ladenburg Thalmann & Co. and Chairman of its newly-formed Punk Ziegel Healthcare division, responsible for overseeing the growth of the firm’s healthcare business on both the investment banking and research fronts.

Richard Lampen, President and Chief Executive Officer of Ladenburg Thalmann Financial Services Inc., said, “We are delighted to complete the Punk Ziegel acquisition, which greatly expands our healthcare, financial services and institutional equity businesses. We would like to officially welcome Bill and the rest of the talented Punk Ziegel team to Ladenburg and look forward to a seamless transition.”

Formed in 1990 by William J. Punk, Jr., Punk Ziegel is a privately-held specialty investment bank providing a full range of research, equity market making, corporate finance, retail brokerage and asset management services centered on high growth sectors within the healthcare, technology, biotechnology, life sciences and financial services industries. Punk Ziegel has 45 employees and is known for its highly focused, in-depth research and corporate finance advice, particularly in the healthcare and financial services industries.

About Ladenburg
Ladenburg Thalmann Financial Services, included in the Russell 2000(R) and Russell 3000(R) indices, is engaged in retail and institutional securities brokerage, investment banking, research and asset management services through its principal operating subsidiary, Ladenburg Thalmann & Co. Inc.  Founded in 1876 and a New York Stock Exchange member since 1879, Ladenburg Thalmann & Co. is a full service investment banking and brokerage firm providing services principally for middle market and emerging growth companies and high net worth individuals.  Ladenburg Thalmann Financial Services is based in Miami, Florida.  Ladenburg Thalmann & Co. is based in New York City, with regional offices in Miami and Boca Raton, Florida; Melville, New York; Lincolnshire, Illinois; Los Angeles, California; Princeton, New Jersey; Houston, Texas; and Columbus, Ohio.  Ladenburg Thalmann Financial Services also owns Investacorp, Inc., a leading independent broker-dealer headquartered in Miami Lakes, Florida. For more information, please visit www.ladenburg.com.

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